Exhibit 16(i)
Bongiovanni & Associates, P.A.

555 South Powerline Road
Pompano Beach, Florida 33069

August 12, 2005

Jared Gold, CEO
Dark Dynamite, Inc.
268 W., 400 South, Ste. 300
Salt Lake City, UT 84101

Re: Resignation as independent auditors

Dear Mr. Gold:

As of the date above, we hereby resign as the Company’s independent auditors. We have always been able to rely on managements representations and do not have any present dispute with regard to the financial statements. The decision to resign is one of economics as we attempt to comply with the new PCAOB rules and rising internal costs relating to the audits of public companies.

We remind you that you have four days from the date of this letter to file an 8-K announcing our resignation with the Securities and Exchange Commission. We are required to review this filing and must furnish you a letter to be filed as Exhibit 16. therefore please give us proper advance notice of the filing.

We thank you for the opportunity to serve you,

Sincerely,

/s/ Michael Bongiovanni

Michael Bongiovanni, Partner